Walgreen Co. Webcast
Fourth Quarter Ending Aug. 31, 2007

Oct. 1, 2007
Hello, and welcome to Walgreens audio Webcast for the fourth quarter and fiscal year ending Aug. 31, 2007.  I’m Rick Hans, Walgreens Director of Finance, and I’d like to thank you for tuning in.  We invite you to use this information in conjunction with the press release and other financial information posted on our Web site.

Safe Harbor Language
Before we begin, I’d like to go over the safe harbor language.  Certain statements and projections of future results made in this presentation constitute forward-looking information that is based on current market, competitive and regulatory expectations that involve risk and uncertainty. Please see our Form 10-K, as amended, for the fiscal year ended August 31, 2006, for a discussion of factors as they relate to forward-looking statements.

[Preliminary and unaudited]
Sales and Earnings
Today we announced our 33rd consecutive year of record sales and profits, although earnings in the fourth quarter decreased.

Fiscal 2007 sales were up 13.4 percent to a record $53.8 billion, while fiscal year net earnings rose 16.6 percent to $2.04 billion or $2.03 per share, diluted – also a record. For the fourth quarter ended Aug. 31, sales were up 10.3 percent to a record $13.4 billion. Net earnings for the fourth quarter declined 3.8 percent to $397 million or 40 cents per share, diluted.

As we mentioned in our press release, this quarter experienced several factors that drove down our profits. They included:

•	lower reimbursements on some generic drugs introduced in summer 2006, including simvastatin, the generic version of Zocor;
•	higher salary and store expenses, to go along with increased advertising costs;
•	and an increase in our LIFO inflation index that resulted in a $32 million charge this quarter versus a $26.1 million charge a year ago.

Despite the fourth quarter, we recorded a strong fiscal year performance with earnings up 16.6 percent and earnings per diluted share up 18.0 percent.

I should point out that store sales continued their strong results in the fourth quarter. Front-end comparable drugstore sales – for stores open more than a year – rose 6.1 percent, while the number of prescriptions filled at comparable stores rose 4.0 percent. That’s a solid number, especially when you take into consideration last year’s lift from Medicare Part D by looking at the two-year stacked comparable prescriptions filled increases. Those figures show an 11 percent increase in the fourth quarter.

The fourth quarter saw our expansion program continue unabated, with the opening of 269 new or acquired stores that lifted us to a record 621 new stores for the year. That includes 120 acquired stores, 58 of which came from our Option Care, Inc. acquisition. After relocations and closings, we had a record net gain of 536 stores this year. For fiscal 2008, we plan to open about 550 new drugstores, including our first store in Hawaii in November.

Taking a closer look at our sales, total comparable drugstore sales continue to be strong, increasing 6.3 percent for the quarter and 8.1 percent for the year. Pharmacy sales climbed 10.5 percent in the fourth quarter and 14.7 percent for the year. Pharmacy sales in comparable drugstores rose 6.5 percent in the quarter and 9.5 percent for the year.

As we dispense more generic drugs, they slow our pharmacy sales increases because of their lower price. That’s why we believe a better indicator of pharmacy performance is the number of prescriptions filled. In fiscal 2007, that number increased 10.0 percent to 583 million, or nearly 17 percent of all retail prescriptions in the country. On a comparable store basis, the number of prescriptions filled in fiscal 2007 increased 5.7 percent.

Gross Profit Margins and SO&A
Our gross profit margins for the fourth quarter increased 34 basis points versus the year-ago quarter to 27.98 as a percent to sales. This quarter includes a LIFO charge of $32.0 million versus a charge of $26.1 million a year ago. The total LIFO charge in fiscal 2007 was $69.3 million versus $95.3 million the previous year.

Pharmacy margins increased, but some of that benefit was offset by an overall shift toward the pharmacy business, which carries lower margins than front-end merchandise. This quarter also vividly demonstrated that pharmacy gross profit margins on some drugs can increase on a percentage basis even while the gross profit dollars they produce fall.

Front end margins increased as a result of a shift in sales mix to higher margin items.

Fourth quarter selling, occupancy and administration expenses increased 15.3 percent or 103 basis points from the previous year, from 22.45 to 23.48 as a percent to sales. SO&A margins were impacted by new, lower-cost generic drugs, which slowed pharmacy sales growth by 5.0 percentage points and total sales growth by 3.1 percentage points in the quarter. The amount spent on SO&A grew because of higher salary and store expenses and increased advertising costs. We have begun a rigorous review of all expense items and will quickly take the necessary steps to better control them.

Tax Rate
We benefited from a lower tax rate in this year’s fourth quarter of 35.0 percent compared to 36.7 percent in the year-ago quarter, primarily the result of a lower effective state tax rate.

From the Balance Sheet and Statement of Cash Flows
The consolidated balance sheet and statement of cash flows can be found with our press release. For the year, cash and short-term investments decreased from $1.34 billion at the end of last year’s fourth quarter to a net commercial paper issuance of $624 million at the end of this year’s fourth quarter. You’ll recall that we closed on the $850 million acquisition of Option Care, Inc., in this year’s fourth quarter. Other factors also contributed to the change in our cash position.

Accounts receivable increased 8.4 percent, while accounts payable decreased 7.6 percent.

LIFO inventories increased 12.2 percent versus a year ago on a fourth quarter sales gain of 10.3 percent.

Finally on the statement of cash flows, capital expenditures in fiscal 2007 were $1.8 billion compared to $1.3 billion in 2006. The company expects to invest more than $2 billion in fiscal 2008 on capital investments, including new stores, technology and a new distribution center in Connecticut scheduled to open in fiscal 2009.

Share Repurchase Plan
For the fiscal year 2007, we repurchased 15.5 million shares of stock for $688 million. Approximately half of those shares were repurchased under our 2004 share repurchase program, and the other half were purchased under our four-year, $1 billion share repurchase plan announced in January 2007.

Wrapup
While we wrapped up our 33rd consecutive year of record sales and earnings, we know our fourth quarter performance isn’t what shareholders expect. Many of the challenges we faced in this quarter will continue, including comparisons to last year’s blockbuster generics and growth in Medicare Part D prescriptions. But we’re confident of our ability to manage these challenges in a the way our investors expect us to. This is our top priority, and we’re confident we will better manage expense control and lower reimbursements going forward.

We feel that the fundamentals of our business remain strong. Growth in pharmacy sales will continue as the population ages; our store managers and corporate merchandisers will keep up the innovation that’s driving great front-end comparable sales increases; and new product and service introductions will give customers more reasons to shop our stores.

Expansion will continue on all fronts. We plan to open 550 new stores in fiscal 2008 for a net gain of 475 stores after relocations and closings. In addition, we’ll look at acquisitions when the right opportunity arises. And Take Care Health Systems, our subsidiary that manages convenient care clinics inside our drugstores, will grow dramatically over the next year with plans to have more than 400 clinics open by the end of calendar 2008. These investments are important drivers for the company’s future performance.

Thank you for listening. Our next earnings announcement, for the first quarter of fiscal 2008, is scheduled for Dec. 21st. Once again, thanks for being a Walgreen shareholder, and remember, “You’re Always Welcome at Walgreens!”

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